UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 7, 2013

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Event.

On January 7, 2013, QLT Inc. (the “Company”) engaged two senior regulatory consultants, Gary D. Novack, Ph.D. and Angela C. Kothe, O.D., Ph.D., to provide strategic and operational regulatory advice and assistance to the Company in connection with the Company’s synthetic retinoid program. The consulting services are for a period of one year and may be extended upon mutual agreement.

Dr. Novack has over 25 years of experience in pharmaceutical research and development, specializing in ophthalmology and other local therapies. He has worked in clinical research at several pharmaceutical companies and as a regulatory and clinical consultant to over 100 pharmaceutical and medical device companies. Dr. Novack has a Ph.D. in Pharmacology and Toxicology and is a Diplomate in Clinical Pharmacology. Dr. Novack will provide strategic advice to the Company on global regulatory strategy for the development of QLT091001.

Dr. Kothe has extensive experience in ophthalmic drug development, with over 18 years of experience in the pharmaceutical industry, focusing on the areas of clinical research and regulatory affairs. During her 18 year tenure at Alcon, Dr. Kothe held positions of increasing responsibility in clinical research and regulatory affairs, and was responsible for development and implementation of global regulatory strategy and operations activities resulting in the introduction of key Alcon pharmaceuticals worldwide. Dr. Kothe has a Doctor of Optometry degree and a Ph.D. in Visual Electrophysiology. Dr. Kothe will provide operational and strategic regulatory support for all aspects of the synthetic retinoid program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Sukhi Jagpal
Name:	Sukhi Jagpal
Title:	Interim Chief Financial Officer

Date: January 7, 2013